Exhibit 23.3

CONSENT OF EXPERT

April 14, 2014

Sportsman’s Warehouse Holdings, Inc.

7035 South High Tech Drive

Midvale, Utah 84047

Re: Report on Sportsman’s Warehouse’s Growth Potential

Ladies and Gentlemen:

This letter confirms that Buxton Company (“Buxton”) hereby consents to the reference to its report relating to the growth potential of the Company (as defined below) contained in Amendment No. 4 to the Registration Statement on Form S-1 (as may be amended from time to time, the “Registration Statement”) of Sportsman’s Warehouse Holdings, Inc. (the “Company”) and the prospectus contained therein and to the Company naming Buxton as a source of information and data relating to the growth potential of the Company. The Registration Statement is being filed in connection with the offer and sale of the common stock of the Company (the “Offering”) pursuant to a registration with the Securities and Exchange Commission and a listing on The NASDAQ Global Select Market.

This letter further confirms that neither Buxton nor any of its directors or officers (i) has been employed by the Company on a contingent basis, (ii) is an affiliate of the Company, the underwriters of the common stock identified in the Registration Statement (the “Underwriters”) or any of their respective affiliates, (iii) has any substantial interest, direct or indirect, in the Company, the Underwriters or any of their respective affiliates, or will receive a substantial interest, direct or indirect, in the Company, the Underwriters or any of their respective affiliates in connection with the Offering, or (iv) is connected with the Company, the Underwriters or any of their respective affiliates as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

Sincerely,

Buxton Company

/s/ David Glover
By: David Glover
Title: Chief Financial Officer